Exhibit 99.1
FOR IMMEDIATE RELEASE: FOR FURTHER INFORMATION CONTACT:
Karen Gross, Vice President and Corporate Secretary
(303) 573-1660
ROYAL GOLD AND BATTLE MOUNTAIN GOLD EXPLORATION
SIGN DEFINITIVE MERGER AGREEMENT
     DENVER, COLORADO. APRIL 18, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) (“Royal Gold”) and Battle Mountain Gold Exploration Corp. (OTC-BB:BMGX) (“Battle Mountain”) announced today that they have signed a definitive merger agreement under which Royal Gold will acquire 100% of the fully diluted shares of Battle Mountain in an all-stock merger transaction. The merger agreement was unanimously approved by both companies’ boards of directors. This transaction was initially discussed in Royal Gold’s March 5, 2007, press release.
     The consideration payable to Battle Mountain shareholders will depend on the average trading price of Royal Gold’s common stock preceding the closing, and ranges from 1,634,410 Royal Gold shares, if the Company’s stock price is at $29.00 or below, to 1,570,507 Royal Gold shares, if the Company’s stock price is at $30.18 or above. A proportional adjustment will be made between these two trading prices. On a per share basis, Royal Gold will pay Battle Mountain shareholders between 0.0172 and 0.0179 shares of the Company’s common stock. This consideration is also subject to a potential holdback of approximately 50,000 Royal Gold shares, or approximately 0.0006 Royal Gold shares on a per share basis, for contingent liabilities.
     Royal Gold has obtained agreements from Mark Kucher, Chairman of Battle Mountain, and IAMGOLD Corporation providing that each will vote its respective shares in favor of the merger transaction. These agreements represent approximately 39.9% of the outstanding shares of Battle Mountain.

     The closing of this transaction is subject to Battle Mountain shareholder approval, satisfactory completion of due diligence, receipt of any regulatory approvals, and satisfaction of customary conditions.
     Battle Mountain is a precious metals royalty company with a portfolio consisting of royalties on 12 properties located mainly in the Americas. Their principal assets include a 3.25% net smelter return (“NSR”) royalty on gold production and a 2.0% NSR royalty on silver production from the Dolores project in Mexico, which is under development by Minefinders Corporation Ltd. Battle Mountain has disclosed that their royalty properties contain approximately 4.8 million ounces of gold reserves and 136 million ounces of silver reserves.
     Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly-traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding reserve estimates and the anticipated closing of the merger transaction. The principal assets of Battle Mountain include royalty interests on a project not yet in production. Like any royalty acquisition involving royalties on a non-producing project, the royalty interest that will be acquired in the merger transaction is subject to certain risks, such as the ability of the operator to bring the project into production and operate in accordance with the feasibility study and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of royalty payments. In addition, the various royalty interests that will be acquired in the merger transaction are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially from forward looking statement include, among others, timing and benefits of the consummation of the merger transaction, the satisfactory completion of due diligence on Battle Mountain, precious metals prices, decisions and activities of the operator of the property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described in Royal Gold’s

Annual Report on Form 10-K, Battle Mountain’s Annual Report on Form 10-KSB, and other of the companies’ filings with the Securities and Exchange Commission (“SEC”). Most of these factors are beyond Royal Gold’s ability to predict or control. Royal Gold disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.
NOTE: This press release is not an offer to sell securities or the solicitation of an offer to buy securities. In connection with the proposed merger, Royal Gold intends to file a registration statement on Form S-4, including a prospectus of Royal Gold and Battle Mountain, as well as other materials with the SEC. Investors are urged to read the registration statement, including the prospectus (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration statement and the prospectus, when they become available, as well as other filings containing information about Royal Gold and Battle Mountain, without charge, at the SEC’s web site (www.sec.gov). Copies of Royal Gold’s filings may also be obtained without charge from Royal Gold at its web site (www.royalgold.com) or by directing a request to Royal Gold Inc., Attn.: Secretary, 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202.